Exhibit 10.5

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LEASE

DATED

April 6, 2018

by and between

IIP-PA 1 LLC,

a Delaware limited liability company

and

PENNSYLVANIA MEDICAL SOLUTIONS, LLC,

a Pennsylvania limited liability company

LEASE AGREEMENT

This Lease Agreement (this "Lease"), dated April 6, 2018 (the "Execution Date"), is made between IIP-PA 1 LLC, a Delaware limited liability company ("Landlord"), and PENNSYLVANIA MEDICAL SOLUTIONS, LLC, a Pennsylvania limited liability company ("Tenant").

RECITALS

A.            WHEREAS, concurrent with the execution of this Lease, Landlord closed on the purchase of certain real property (the "Property") and the improvements on the Property located at 2000 Rosanna Avenue, Scranton, Pennsylvania, including the building located thereon (the "Building" and, together with the Property, the "Project"), pursuant to that certain Purchase and Sale Agreement, dated March 21, 2018 (the "Purchase Agreement"), by and between Landlord and Tenant; and

B.            WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, the Premises (as defined below), pursuant to the terms and conditions of this Lease, as detailed below; and

C.            WHEREAS, each of Vireo Health, Inc., a Delaware corporation, Minnesota Medical Solutions, LLC, a Minnesota limited liability company, and Vireo Health of New York, LLC, a New York limited liability company (each a "Guarantor"), is an affiliate of Tenant that is deriving a benefit from Landlord and Tenant entering into this Lease, and has agreed to enter into a guaranty in the form attached as Exhibit E hereto (the "Guaranty"), without which Landlord would not agree to enter into this Lease.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.            Lease of Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises described on Exhibit A attached hereto, including shafts, cable runs, mechanical spaces, rooftop areas, landscaping, parking facilities, private drives and other improvements and appurtenances related thereto (including the Building), for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses (collectively, the "Premises"). For the avoidance of doubt, Landlord acquires no rights under this Lease to any of Tenant’s or its Affiliates' personal property (as set forth on Exhibit B) that it uses in connection with the Permitted Use or any of its or its Affiliates’ inventory which includes, but is not limited to, any of the following: cannabis plants, derivatives of such plants including goods in process or finished goods extracted from such plants; extractors and related equipment and lab equipment.

2.            Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1.            The monthly Base Rent for the first twelve (12) months of the Term of the Lease shall be equal to One Hundred Seven Thousand Five Hundred Dollars ($107,500), subject to subsequent adjustment under this Lease.

2.2.            Security Deposit: Six Hundred Forty-Five Thousand Dollars ($645,000), subject to adjustment as set forth herein.

2.3.            "Permitted Use": Agricultural growth and processing of agricultural materials, including cannabis, industrial and office space, in accordance with current zoning for the Premises and in conformity with all Applicable Laws (as defined below). The Permitted Use shall include the cultivation and processing of cannabis plant parts and resins into products, and the storage of same for transport, and such other related use or uses permitted under Applicable Laws.

2.4.           Address for Rent Payment:                        IIP-PA 1 LLC

[***]

2.5.	Address for Notices to Landlord:

IIP-PA 1 LLC

11440 West Bernardo Court, Suite 220
San Diego, California 92127

Attn: General Counsel

2.6.	Address for Notices and Invoices to Tenant:

Pennsylvania Medical Solutions, LLC
207 S 9th Street

Minneapolis, MN. 55402
Attn: Chief Financial Officer
Cc: General Counsel

2.7.	The following Exhibits are attached hereto and incorporated herein by reference[1]:

Exhibit A	Premises
Exhibit B	Tenant's Personal Property
Exhibit C	Form of Estoppel Certificate
Exhibit D	Form of Guaranty
Exhibit E	Work Letter
Exhibit E-1	Tenant Work Insurance Requirements

3.	Term and Extension Options.

3.1.            Term. The actual term of this Lease (as the same may be extended or earlier terminated in accordance with this Lease, the "Term") shall commence on April 6, 2018 (the "Commencement Date") and end on April 6, 2033, subject to extension or earlier termination of this Lease as provided herein.

3.2.            Options to Extend Term. Tenant shall have two (2) options (each an "Extension Option") to extend the Term of this Lease for a period of five (5) years each (each an "Extension Period"), on the same terms and conditions in effect under this Lease immediately prior to the commencement of the Extension Period, except that (a) Tenant shall have no further right to extend the Term of this Lease after the second Extension Period, (b) the Base Rent payable during the Extension Period shall be an amount equal to Base Rent in effect immediately prior to the Extension Period, increased by three and one-half percent (3.5%) on an annual basis.

3.2.1.            If Tenant exercises an Extension Option, such Extension Option shall apply to the entire Premises (and no less than the entire Premises). Tenant may exercise an Extension Option only by giving Landlord irrevocable and unconditional written notice thereof (the "Extension Notice") not later than twenty-four (24) months prior to the commencement date of the Extension Period. Upon delivery of the Extension Notice, Tenant shall be irrevocably bound to lease the Premises for the Extension Period.

3.2.2.            Notwithstanding the foregoing, Tenant shall not have the right to exercise an Extension Option (i) during the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord's reasonable satisfaction; (ii) at any time after any Default and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or (iii) in the event that Tenant has defaulted in the performance of its obligations under this Lease two (2) or more times during the six (6)-month period immediately prior to the date that Tenant intends to exercise an Extension Option, whether or not Tenant has cured such defaults.

1 Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(10)(iv). Jushi Holdings Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

3.2.3.            If Tenant shall fail to timely exercise the Extension Option in accordance with the provisions of this Section 3.2, then the Extension Option shall terminate, and shall be null and void and of no further force and effect. If this Lease or Tenant's right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the Extension Option, or if Tenant shall have assigned or transferred any interest in this Lease or sublet any part of the Premises (other than in the case of a Permitted Transfer as set forth in Section 16.8 below, then immediately upon such termination, assignment, transfer or sublease, the Extension Option shall simultaneously terminate and become null and void. Time is of the essence with regard to this Section 3.2.

3.2.4.            The Extension Options are conditioned upon each Guarantor executing an amendment to such Guarantor’s Guaranty that explicitly extends such Guarantor’s obligations so that each Guarantor guarantees Tenant's Lease obligations incurred pursuant to Tenant's timely and proper exercise of an Extension Option.

4.	Possession.

4.1.            Possession. Tenant hereby acknowledges that immediately prior to the Commencement Date, Tenant was in possession of the Premises, and is familiar with the condition thereof and accepts the Premises in its "as is" condition with all faults, and Landlord makes no representation or warranty of any kind with respect the Premises, and Landlord will have no obligation to improve, alter or repair the Premises. It is understood and agreed that Landlord is not obligated to install any equipment, or make any repairs, improvements or alterations to the Premises. Tenant’s continued occupancy and possession of the Premises following the Closing (as defined in the Purchase Agreement) shall conclusively establish that the Premises, the Building and the Project were at such time in good, sanitary and satisfactory condition and repair.

4.2.            NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT LANDLORD IS LEASING THE PREMISES "AS IS" AND "WHERE IS," AND WITH ALL FAULTS, AND THAT LANDLORD IS MAKING NO REPRESENTATIONS AND WARRANTIES WHETHER EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE QUALITY OR PHYSICAL CONDITION OF THE PREMISES, THE INCOME OR EXPENSES FROM OR OF THE PREMISES, OR THE COMPLIANCE OF THE PREMISES WITH APPLICABLE BUILDING OR FIRE CODES, ENVIRONMENTAL LAWS OR OTHER LAWS, RULES, ORDERS OR REGULATIONS. WITHOUT LIMITING THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT LANDLORD MAKES NO WARRANTY WITH RESPECT TO THE HABITABILITY, SUITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. TENANT AGREES THAT IT ASSUMES FULL RESPONSIBILITY FOR, AND THAT IT HAS PERFORMED EXAMINATIONS AND INVESTIGATIONS OF THE PREMISES, INCLUDING SPECIFICALLY, WITHOUT LIMITATION, EXAMINATIONS AND INVESTIGATIONS FOR THE PRESENCE OF ASBESTOS, PCBS AND OTHER HAZARDOUS SUBSTANCES, MATERIALS AND WASTES (AS THOSE TERMS MAY BE DEFINED HEREIN OR BY APPLICABLE FEDERAL OR STATE LAWS, RULES OR REGULATIONS) ON OR IN THE PREMISES. WITHOUT LIMITING THE FOREGOING, TENANT IRREVOCABLY WAIVES ALL CLAIMS AGAINST LANDLORD WITH RESPECT TO ANY ENVIRONMENTAL CONDITION, INCLUDING CONTRIBUTION AND INDEMNITY CLAIMS, WHETHER STATUTORY OR OTHERWISE. TENANT ASSUMES FULL RESPONSIBILITY FOR ALL COSTS AND EXPENSES REQUIRED TO CAUSE THE PREMISES TO COMPLY WITH ALL APPLICABLE BUILDING AND FIRE CODES, MUNICIPAL ORDINANCES, ENVIRONMENTAL LAWS AND OTHER LAWS, RULES, ORDERS, AND REGULATIONS. THE ABOVE WAIVER EXCLUDES ANY CLAIMS MADE BY TENANT BY REASON OF ANY GROSSLY NEGLIGENT OR WILLFUL ACT OR OMISSION BY LANDLORD.

4.3.	Holding Over.

4.3.1.            If, with Landlord's prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month-to-month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) Base Rent, as adjusted in accordance with Section 6, (b) Additional Rent, and (c) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

4.3.2.            If Tenant retains possession of any portion of the Premises after the Term without Landlord's prior written consent, then (a) Tenant shall be a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred fifty percent (150%) of the monthly Rent in effect during the last thirty (30) days of the Term, and (b) to the extent such holdover continues for a period of thirty (30) days beyond the end of the Term, Tenant shall be liable to Landlord for any and all damages suffered by Landlord directly as a result of such holdover, including any lost rent.

4.3.3.            Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease. The foregoing provisions of this Section 4 are in addition to and do not affect Landlord's right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws. The provisions of this Section 4 shall survive the expiration or earlier termination of this Lease.

5.	Tenant Improvements.

5.1.            Tenant shall cause appropriate improvements consistent with the Permitted Use (the "Tenant Improvements") to be constructed in the Premises pursuant to the Work Letter attached hereto as Exhibit E (the "Work Letter") at a cost to Landlord not to exceed Two Million Eight Hundred Thirty-Six Thousand Six Hundred Seventy Dollars ($2,836,670.00) (the "TI Allowance"). The TI Allowance may be applied to the costs of (a) construction, (b) project review by Landlord (which fee shall equal one and one-half percent (1.5%) of the cost of the Tenant Improvements, including the TI Allowance), (c) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, and review of such party's commissioning report by a licensed, qualified commissioning agent hired by Landlord, (d) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (e) building permits and other taxes, fees, charges and levies by governmental authorities for permits or for inspections of the Tenant Improvements, and (f) costs and expenses for labor, material, equipment and fixtures. In no event shall the TI Allowance be used for (m) the cost of work that is not authorized by the Approved Plans (as defined in the Work Letter) or otherwise approved in writing by Landlord, (n) payments to Tenant or any affiliates of Tenant, (o) the purchase of any furniture, personal property or other non-building system equipment, (p) costs resulting from any default by Tenant of its obligations under this Lease or (q) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

5.2.            Tenant shall have until April 6, 2031 to request disbursement for the final installment of the TI Allowance, and may request no more than five (5) disbursements of the TI Allowance, with each disbursement (other than the final disbursement) being no less than Two Hundred Thousand Dollars ($200,000.00). Landlord's obligation to disburse any of the TI Allowance shall be conditional upon Tenant's satisfaction of the conditions precedent to funding of the TI Allowance set forth in Section 6.3 of the Work Letter. In addition, Landlord’s obligation to disburse any of the TI Allowance in excess of Two Million Five Hundred Thousand Dollars ($2,500,000.00) shall be conditional upon the satisfaction of the following: (a) Tenant's delivery to Landlord of a certificate of occupancy for the Premises suitable for the Permitted Use, as applicable; (b) Tenant's delivery to Landlord of a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor or such other form or certification as may be reasonably acceptable to Landlord; (c) Tenant's satisfaction of the conditions precedent to funding of the TI Allowance set forth in Section 6.3 of the Work Letter; and (d) there shall be no uncured event of default by Tenant under this Lease.

6.	Rent.

6.1.            Rent. Base Rent and Additional Rent (as defined below) shall together be denominated "Rent." Rent shall be paid by ACH, wire transfer or check (but in no event may Rent be payable in cash) to Landlord, without abatement, deduction or offset, in lawful money of the United States of America to the address set forth in Section 2 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of the number of days in the month and shall be paid at the then-current rate for such fractional month.

6.2.            Base Rent. Tenant shall pay to Landlord as Base Rent for the Premises, commencing on the Commencement Date, the sums set forth in Section 2, subject to the rental adjustments provided in Section 6.5. Base Rent shall be paid in equal monthly installments, subject to the rental adjustments provided in Section 6.5, each in advance on, or before, the first day of each and every calendar month during the Term.

6.3.            Additional Rent. In addition to Base Rent, Tenant shall pay to Landlord as additional rent ("Additional Rent") at times hereinafter specified in this Lease (a) amounts related to Operating Expenses and Taxes (each as defined below), unless paid directly by Tenant to third parties to whom such amounts are owed, (b) the Property Management Fee (as defined below) and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord (whether or not such amounts are referred to herein as "Additional Rent"), including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant's part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant.

6.3.1.            Operating Expenses. Tenant will pay directly all Operating Expenses of the Premises in a timely manner and prior to delinquency, unless otherwise specified herein that Landlord shall pay directly such Operating Expenses and receive reimbursement from Tenant. In the event that Tenant fails to pay any Operating Expense within ten (10) days after written notice by Landlord to Tenant, and without being under any obligation to do so and without hereby waiving any default by Tenant, Landlord may pay any delinquent Operating Expenses. Any Operating Expense paid by Landlord and any expenses reasonably incurred by Landlord in connection with the payment of the delinquent Operating Expense may be billed immediately to Tenant, or at Landlord's option and upon written notice to Tenant, may be deducted from the Security Deposit. "Operating Expenses" means all costs and expenses incurred by Landlord with respect to the ownership, maintenance and operation of the Premises including, but not limited to: insurance, maintenance, repair and replacement of the foundation, roof, walls, heating, ventilation, air conditioning, plumbing, electrical, mechanical, utility and safety systems, paving and parking areas, roads and driveways; maintenance of exterior areas such as gardening and landscaping, snow removal and signage; maintenance and repair of roof membrane, flashings, gutters, downspouts, roof drains, skylights and waterproofing; painting; lighting; cleaning; refuse removal; security; utilities for, or the maintenance of, outside areas; building personnel costs; personal property taxes; rentals or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Premises; and fees for required licenses and permits. Operating Expenses expressly exclude any costs and expenses specific to the cultivation and processing of cannabis, and otherwise in connection with Tenant’s Permitted Use, such costs and expenses will be borne by Tenant and not paid to Landlord as Operating Expenses.

6.3.2.            Taxes. Tenant will promptly pay to Landlord upon Landlord's written request the amount of all Taxes levied and assessed for any such year upon the Premises. "Taxes" means any and all real estate taxes, fees, assessments and other charges of any kind or nature, whether general, special, ordinary or extraordinary, that Landlord shall pay or accrue (without regard to any different fiscal year used by such governmental authority) that are levied in respect of the Premises, or in respect of any improvement, fixture, equipment or other property of Landlord, real or personal, located at the Premises, or used in connection with the operation of the Premises, and all fees, expenses, and costs incurred by Landlord in investigating, protesting, contesting, or in any way seeking to reduce or avoid increases in any assessments, levies, or the tax rate pertaining to the Taxes. Taxes shall not include Landlord's corporate franchise taxes, estate taxes, inheritance taxes or federal or state income taxes.

6.3.3.            Estimated Costs. If and to the extent applicable, within sixty (60) days after the Commencement Date, and within sixty (60) days after the beginning of each calendar year, Landlord shall give Tenant a written estimate, for such calendar year, of the cost of Taxes and Operating Expenses payable by Landlord. Tenant shall pay such estimated amount to Landlord in equal monthly installments, in advance. Within ninety (90) days after the end of each calendar year, Landlord shall furnish to Tenant a statement showing in reasonable detail the cost of Taxes and Operating Expenses paid or payable by Landlord (the "Annual Statement"), and Tenant shall pay to Landlord the cost incurred by Landlord in excess of the payments made by Tenant within ten (10) days of receipt of such Annual Statement. In the event that the payments made by Tenant to Landlord for the estimated Taxes and Operating Expenses exceed the aggregate amount set forth in the Annual Statement, such excess amount shall be credited by Landlord to the Rent or other charges next due and owing, provided that, if the Term has expired, Landlord shall accompany said statement with the amount due Tenant.

6.3.4.            Property Management Fee. Tenant shall pay to Landlord on, or before, the first day of each calendar month of the Term, as Additional Rent, the Property Management Fee. The "Property Management Fee" shall equal one and one-half percent (1.5%) of the then-current Base Rent due from Tenant. Tenant shall pay the Property Management Fee with respect to the entire Term, including any extensions thereof or any holdover periods, regardless of whether Tenant is obligated to pay Base Rent or any other Rent with respect to any such period or portion thereof.

6.3.5.            Absolute Net Lease. This Lease shall be deemed and construed to be an "absolute net lease" and, except as herein expressly provided, the Landlord shall receive all payments required to be made by Tenant, free from all charges, assessments, impositions, expenses, deductions of any and every kind or nature whatsoever. Tenant shall, at Tenant's sole cost and expense, maintain the landscaping and parking lot, and make all additional repairs and alterations as required to maintain the Premises consistent with current practices and otherwise in the condition required pursuant to this Lease.

6.4.            Security Deposit. On or before the Execution Date of this Lease, Tenant shall deposit with Landlord a security deposit (the "Security Deposit") in cash in the amount of Six Hundred Forty-Five Thousand Dollars ($645,000), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the Term. Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord. If Tenant defaults with respect to any provision of this Lease (and any such default is not remedied within applicable cure periods), then without notice to Tenant, Landlord may (but shall not be required to) apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default. If any portion of the Security Deposit is so used or applied, then Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord's option, to the last assignee of Tenant's interest hereunder, within sixty (60) days following the expiration of the Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have under any provision of law which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that(A) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Section 6.4, and (B) rather than be so limited, Landlord may claim from the Security Deposit (i) any and all sums expressly identified in this Section 6.4, and (ii) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant's default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings. The Security Deposit shall be reduced to Four Hundred Eighty-Three Thousand Seven Hundred Fifty Dollars ($483,750) on April 6, 2021, provided that no Default has occurred and is continuing on such date; the Security Deposit shall be further reduced to Three Hundred Twenty- Two Thousand Five Hundred Dollars ($322,500) on April 6, 2024, provided that no Default has occurred and is continuing on such date; and the Security Deposit shall be further reduced to One Hundred Sixty-One Thousand Two Hundred Fifty Dollars ($161,250) on April 6, 2027, provided that no Default has occurred and is continuing on such date. In each such case, Landlord shall promptly refund to Tenant the excess Security Deposit, in accordance with Tenant's written instructions.

6.5.            Base Rent Adjustments. Base Rent shall be subject to an annual upward adjustment of three and one-half percent (3.5%) of the then-current Base Rent. The first such adjustment shall become effective commencing on the first annual anniversary of the Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary for so long as this Lease continues in effect.

6.6.            No Discharge of Rent Obligations. Tenant's obligation to pay Rent shall not be discharged or otherwise affected by (a) any Applicable Laws now or hereafter applicable to the Premises, (b) any other restriction on Tenant's use, (c) except as expressly provided herein, any casualty or taking or (d) any other occurrence; and Tenant waives all rights now or hereafter existing to terminate or cancel this Lease or quit or surrender the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent. Tenant's obligation to pay Rent with respect to any period or obligations arising, existing or pertaining to the period prior to the date of the expiration or earlier termination of the Term or this Lease shall survive any such expiration or earlier termination; provided, however, that nothing in this sentence shall in any way affect Tenant's obligations with respect to any other period. Except as expressly provided in this Lease, Tenant, to the extent now or hereafter permitted by Applicable Laws, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease or to any diminution, abatement or reduction of Rent payable hereunder.

7.	Use.

7.1.            Use. Tenant shall use the Premises solely for the Permitted Use, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord's prior written consent, which consent Landlord may withhold in its sole and absolute discretion. Tenant shall comply, and cause Tenant Parties to comply, with all Applicable Laws, zoning ordinances and certificates of occupancy issued for the Premises or any portion thereof. Tenant shall not use any portion of the roof of the Premises. Tenant shall not commit, or allow Tenant Parties to commit, any waste of the Premises. Tenant shall not do, or permit Tenant Parties to do, anything on or about the Premises that in any way increases the rate, or invalidates or prevents the procuring, of any insurance protecting against loss or damage to any portion of the Premises or its contents, or against liability for damage to property or injury to persons in or about any portion of the Premises. For purposes hereof, "Tenant Parties" means Tenant's agents, contractors, subcontractors, employees, customers, licensees, invitees, assignees and subtenants; and the term "Applicable Laws" means all federal (to the extent not in direct conflict with applicable state, municipal or local cannabis licensing and program laws, rules and regulations), state, municipal and local laws, codes, ordinances, rules and regulations of governmental authorities, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises or any portion thereof, Landlord or Tenant, including both statutory and common law, hazardous waste rules and regulations, and state cannabis licensing and program laws, rules and regulations. Tenant may only place equipment within the Premises with floor loading consistent with the Building's structural design unless Tenant obtains Landlord's prior written approval. Tenant may place such equipment only in a location designed to carry the weight of such equipment.

7.2.            Legal Compliance. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for all improvements or alterations required to be made and all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with Applicable Laws, including, without limitation, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the "ADA"), and Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any Claims arising out of any such failure of the Premises to comply with Applicable Laws, including, without limitation, the ADA.

7.3.            Indemnification. Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold Landlord and its affiliates, lenders, employees, agents and contractors (collectively, the "Landlord Indemnitees") harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, criminal or civil actions, forfeiture seizures, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys' fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, "Claims") of any kind or nature that arise before, during or after the Term as a result of Tenant's breach of this Section 7.

7.4.            Use in Accordance with Medical Cannabis Laws. Landlord acknowledges Tenant’s Permitted Use is in connection with Tenant's participation in Pennsylvania’s medical cannabis program and such Permitted Use will be in accordance with applicable state, municipal or local cannabis licensing and program laws, rules and regulations as the same may be amended from time to time (including, to the extent that the Medical Cannabis Laws are amended to permit recreational use) (as so amended, the "Medical Cannabis Laws"). Landlord understands, acknowledges and agrees that the Permitted Use is acceptable under Medical Cannabis Laws but that the Medical Cannabis Laws and federal law are in conflict on this point and that the manufacturing, distribution and/or sale of cannabis remain in violation of federal law, including, without limitation, the Controlled Substances Act.

Notwithstanding the foregoing, Landlord consents specifically to Tenant’s Permitted Use of the Premises and agrees to reasonably cooperate with Tenant (at Tenant's sole cost and expense) in connection with obtaining (or maintaining) any permits or approvals necessary to continue to conduct the Permitted Use at the Premises in accordance with the Medical Cannabis Laws. Landlord also acknowledges that, pursuant to the Medical Cannabis Laws, Tenant is subject to certain security and operational requirements that limit access by third parties to the Premises. As such Landlord agrees to the additional following requirements, to the extent reasonably required for compliance with the Medical Cannabis Laws:

(i)            Except as expressly provided in this Lease, Landlord shall not access, nor shall it permit any third parties to access, the Premises without the prior written consent of Tenant;

(ii)            Landlord shall not make any changes, alterations, modifications or improvements to the Premises without Tenant’s prior written consent; however, Tenant shall be permitted to make any such changes to the extent necessary for its compliance with the Medical Cannabis Laws;

(iii)            Landlord shall permit Tenant exclusively to perform all security requirements under the Medical Cannabis Laws with respect to the Premises including, without limitation, the installation of security cameras, alarms, surveillance systems, lighting and the services of security personnel.

8.	Hazardous Materials.

8.1.            Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises in violation of Applicable Laws by Tenant or any Tenant Party. If (a) Tenant breaches such obligation, (b) the presence of Hazardous Materials as a result of such a breach results in contamination of the Premises, any portion thereof, or any adjacent property, (c) contamination of the Premises otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder or (d) contamination of the Premises occurs as a result of Hazardous Materials that are placed on or under or are released into the Premises by a Tenant Party, then Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims of any kind or nature, including (w) diminution in value of the Premises or any portion thereof, (x) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, (y) damages arising from any adverse impact on marketing of space in the Premises or any portion thereof and (z) sums paid in settlement of Claims that arise before, during or after the Term as a result of such breach or contamination. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any governmental authority because of Hazardous Materials present in the air, soil or groundwater above, on, under or about the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Premises, any portion thereof or any adjacent property caused or permitted by any Tenant Party results in any contamination of the Premises, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Premises, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord's written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Premises, any portion thereof or any adjacent property. Tenant's obligations under this Section shall not be limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers' compensation acts, disability benefit acts, employee benefit acts or similar legislation.

8.2.            Landlord acknowledges that it is not the intent of this Section 8 to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant's industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord (a) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulation under any environmental Applicable Laws in the form of a Tier II form pursuant to Section 312 of the Emergency Planning and Community Right-to-Know Act of 1986 (or any successor statute) or any other form reasonably requested by Landlord, (b) a list of any and all approvals or permits from governmental authorities required in connection with the presence of such Hazardous Material at the Premises and (c) correct and complete copies of notices of violations of Applicable Laws related to Hazardous Materials (collectively, "Hazardous Materials Documents"). Tenant shall deliver to Landlord updated Hazardous Materials Documents, within fourteen (14) days after receipt of a written request therefor from Landlord, not more often than once per year, unless (m) there are any changes to the Hazardous Materials Documents or (n) Tenant initiates any Tenant Improvements or Alterations or changes its business, in either case in a way that involves any material increase in the types or amounts of Hazardous Materials. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or Applicable Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance. Notwithstanding anything in this Lease to the contrary or Landlord's review into Tenant's Hazardous Materials Documents or use or disposal of hazardous materials, however, Landlord shall not have and expressly disclaims any liability related to Tenant's or other tenants' use or disposal of Hazardous Materials, it being acknowledged by Tenant that Tenant is best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

8.3.            Tenant represents and warrants to Landlord that Tenant is not, nor has it been, in connection with the use, disposal or storage of Hazardous Materials, (a) subject to a material enforcement order issued by any governmental authority or (b) required to take any remedial action.

8.4.            At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Premises or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of a Tenant Party, the cost of which shall be an Operating Expense.

8.5.            If underground or other storage tanks storing Hazardous Materials installed or utilized by Tenant are located on the Premises, or are hereafter placed on the Premises by Tenant (or by any other party, if such storage tanks are utilized by Tenant), then Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws.

8.6.            Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises.

8.7.            Tenant's obligations under this Section 8 shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Section 4.

8.8.            As used herein, the term "Hazardous Material" means any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance, material or waste that is or becomes regulated by Applicable Laws or any governmental authority. Hazardous Materials shall not include cannabis or any cannabis derived material or products.

9.	Alterations.

9.1.            Tenant shall not make any alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation or other work (whether major or minor) of any kind in, at or serving the Premises ("Alterations"), without obtaining Landlord's prior written consent, except Tenant may make non-structural Alterations to the interior of the Premises (excluding the roof) without such consent but upon at least ten (10) days' prior notice to Landlord, provided that the cost thereof does not exceed One Hundred Twenty Thousand Dollars ($120,000.00) per occurrence or an aggregate amount of Three Hundred Thousand Dollars ($300,000.00) annually. Notwithstanding the foregoing, Tenant will not do anything that could have a material adverse effect on the Building or life safety systems, without obtaining Landlord's prior written consent. Any such improvements, excepting movable furniture, trade fixtures and equipment, shall become part of the realty and belong to Landlord. All alterations and improvements shall be properly permitted and installed at Tenant's sole cost, by a licensed contractor, in a good and workmanlike manner, and in conformity with all Applicable Laws. Any alterations that Tenant shall desire to make and which require the consent of Landlord shall be presented to Landlord in written form with detailed plans. Tenant shall: (i) acquire all applicable governmental permits; (ii) furnish Landlord with copies of both the permits and the plans and specifications at least thirty (30) days before the commencement of the work, and (iii) comply with all conditions of said permits in a prompt and expeditious manner. Any alterations shall be performed in a workmanlike manner with good and sufficient materials. Upon completion of any Alterations, Tenant shall promptly upon completion furnish Landlord with a reproducible copy of as-built drawings and specifications for any Alterations.

9.2.            At least twenty (20) days prior to commencing any work relating to any Alterations requiring the approval of Landlord that have been so approved, Tenant shall notify Landlord in writing of the expected date of commencement. Tenant shall pay, when due, all claims for labor or materials furnished to or for Tenant for use in improving the Premises. Tenant shall not permit any mechanics' or materialmen's liens to be levied against the Premises arising out of work performed, materials furnished, or obligations to have been performed on the Premises by or at the request of Tenant. Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold Landlord Indemnitees from and against any and all Claims of any kind or nature that arise before, during or after the Term on account of claims of lien of laborers or materialmen or others for work performed or materials or supplies furnished for Tenant or its contractors, agents or employees. If Tenant fails to discharge or undertake to defend against such liability, upon receipt of written notice from Landlord of such failure, Tenant shall have fifteen (15) days (the "Defense Cure Period") to cure such failure by prosecuting such a defense. If Tenant fails to do so within the Defense Cure Period, then Landlord may settle the same and Tenant's liability to Landlord shall be conclusively established by such settlement provided that such settlement is entered into on commercially reasonable terms and conditions, the amount of such liability to include both the settlement consideration and the costs and expenses (including attorneys' fees) incurred by Landlord in effecting such settlement. In the event any contractor, agent or employee notifies Tenant of its intent to file a mechanics' or materialmen's lien against the Premises, Tenant shall immediately notify Landlord of such intention to file a lien or a lawsuit with respect to such lien.

9.3.            Tenant shall repair any damage to the Premises caused by Tenant's removal of any property from the Premises. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if such space were otherwise occupied by Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

9.4.            The Premises plus any Alterations, Tenant Improvements, attached equipment, decorations, fixtures and trade fixtures; movable casework and related appliances; and other additions and improvements attached to or built into the Premises made by either of the parties (including all floor and wall coverings; paneling; sinks and related plumbing fixtures; attached benches; production equipment; walk-in refrigerators; ductwork; conduits; electrical panels and circuits; attached machinery and equipment; and built-in furniture and cabinets, in each case, together with all additions and accessories thereto), shall (unless, prior to such construction or installation, Landlord elects otherwise in writing) at all times remain the property of Landlord, shall remain in the Premises and shall (unless, prior to construction or installation thereof, Landlord elects otherwise in writing) be surrendered to Landlord upon the expiration or earlier termination of this Lease. For the avoidance of doubt, the items listed on Exhibit B attached hereto (which Exhibit B may be updated by Tenant from and after the Commencement Date, subject to Landlord's written consent) constitute Tenant's property and shall be removed by Tenant upon the expiration or earlier termination of the Lease.

9.5.            If Tenant shall fail to remove any of its property from the Premises prior to the expiration of the Term, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store such effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of such personal property.

9.6.            Tenant shall pay to Landlord an amount equal to one and one-half percent (1.5%) of the cost to Tenant of all Alterations to cover Landlord's overhead and expenses for plan review, engineering review, coordination, scheduling and supervision thereof, except that Tenant shall not be required to pay the above amount for any non-structural Alterations to the extent they are within the limits set forth in Section 9.1 above and do not require Landlord’s prior consent. For purposes of payment of such sum, Tenant shall submit to Landlord copies of all bills, invoices and statements covering the costs of such charges, accompanied by payment to Landlord of the fee set forth in this Section. In addition, Tenant shall reimburse Landlord for all third-party costs actually incurred by Landlord in connection with any Alterations, including any non-structural Alterations that do not require Landlord’s prior consent.

9.7.            Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord and its affiliates and any lender as additional insureds on their respective insurance policies.

10.            Odors and Fumes. Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises. Tenant shall, at Tenant's sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord's judgment be necessary or appropriate from time to time) to abate any odors, fumes or other substances in Tenant's exhaust stream that, in Landlord's reasonable judgment, emanate from Tenant's Premises. Any work Tenant performs under this Section shall constitute Alterations. Tenant's responsibility to abate odors, fumes and exhaust shall continue throughout the Term. If Tenant fails to install satisfactory odor control equipment within thirty (30) business days after Landlord's written demand made at any time, then Landlord may, without limiting Landlord's other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord's reasonable determination, cause odors, fumes or exhaust.

11.	Repairs and Maintenance.

11.1.            Care of Premises. This Lease shall be deemed and construed to be an "absolute net lease." Tenant shall, at its sole cost and expense, keep the Premises in a working, neat, clean, sanitary, safe condition and repair, and shall keep the Premises free from trash. Tenant shall make all repairs or replacements thereon or thereto, whether ordinary or extraordinary. Without limiting the foregoing, Tenant’s obligations hereunder shall include the maintenance, repair and replacement of the Building foundation, roof (including roof membrane), walls and all other structural components of the Building; all heating, ventilation, air conditioning, plumbing, electrical, mechanical, utility and safety systems serving the Building or Premises; the parking areas, roads and driveways located on the Premises; maintenance of exterior areas such as gardening and landscaping; snow removal and signage; maintenance and repair of flashings, gutters, downspouts, roof drains, skylights and waterproofing; and painting. Landlord shall not be required to furnish any services or facilities or to make any repairs, replacements or alterations of any kind in or on the Premises. Tenant shall receive all invoices and bills relative to the Premises and, except as otherwise provided herein, shall pay for all expenses directly to the person or company submitting a bill without first having to forward payment for the expenses to Landlord. Tenant hereby expressly waives the right to make repairs at the expense of Landlord as provided for in any Applicable Laws in effect at the time of execution of this Lease, or in any other Applicable Laws that may hereafter be enacted, and waives its rights under Applicable Laws relating to a landlord's duty to maintain its premises in a tenantable condition.

11.2.            Service Contracts and Invoices. Tenant shall, promptly upon Landlord's written request therefor, provide Landlord with copies of all service contracts relating to the Tenant's maintenance of the Premises and invoices received from Tenant from such service providers.

11.3.            Action by Landlord if Tenant Fails to Maintain. If Tenant refuses or neglects to repair or maintain the Premises as required hereunder to the reasonable satisfaction of Landlord, Landlord, at any time following ten (10) business days from the date on which Landlord shall make written demand on Tenant to affect such repair or maintenance, may, but shall not have the obligation to, make such repair and/or maintenance (without liability to Tenant for any loss or damage which may occur to Tenant's merchandise, fixtures or other personal property, or to Tenant's business by reason thereof) and upon completion thereof, Tenant shall pay to Landlord as Landlord Additional Rent Landlord's costs for making such repairs, plus interest at the Default Rate from the date of expenditure by Landlord upon demand therefor. Moreover, Tenant's failure to pay any of the charges in connection with the performance of its maintenance and repair obligations under this Lease will constitute a material default under the Lease.

11.4.            No Rent Abatement. There shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises, or in or to improvements, fixtures, equipment and personal property therein.

11.5.            Right of Entry. Landlord and Landlord's agents shall have the right, subject to the requirements of Section 7.4 above, to enter upon the Premises or any portion thereof for the purposes of performing any repairs or maintenance Landlord is permitted to make pursuant to this Lease, and of ascertaining the condition of the Premises or whether Tenant is observing and performing Tenant's obligations hereunder, all without unreasonable interference from Tenant or Tenant Parties. Except for emergency maintenance or repairs, the right of entry contained in this paragraph shall be exercisable at reasonable times, at reasonable hours and on reasonable notice, and subject to Tenant's authorized personnel accompanying Landlord's agents in sensitive areas of the Premises.

12.          Liens. Tenant shall keep the Premises free from any liens arising out of work or services performed, materials furnished to or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic's or materialman's lien filed against the Premises for work or services claimed to have been done for, or materials claimed to have been furnished to, or obligations incurred by Tenant shall be discharged or bonded by Tenant within ten (10) days after the filing thereof, at Tenant's sole cost and expense. Should Tenant fail to discharge or bond against any lien of the nature described in this Section, Landlord may, at Landlord's election, pay such claim or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent. Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any Claims arising from any such liens, including any administrative, court or other legal proceedings related to such liens. In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant's business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises.

13.            Rules and Regulations and CC&Rs and Parking Facilities. Tenant shall faithfully observe and comply with and shall ensure that its contractors, subcontractors, employees, subtenants and invitees faithfully observe and comply with such reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion. This Lease is subject to any recorded covenants, conditions or restrictions on the Property or Premises, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (the "CC&Rs"). Tenant shall, at its sole cost and expense, comply with the CC&Rs.

14.            Utilities and Services. Tenant shall make all arrangements for and pay for all water, sewer, gas, heat, light, power, telephone service and any other service or utility Tenant requires at the Premises. Landlord shall not be liable for any failure or interruption of any utility service being furnished to the Premises, and no such failure or interruption shall entitle Tenant any abatement or right to terminate this Lease. In the event that any utilities are furnished by Landlord, Tenant shall pay to Landlord the cost thereof as an Operating Expense.

15.            Estoppel Certificate. Tenant shall, within ten (10) days after receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit C, or on any other form reasonably requested by a current or proposed lender or encumbrancer or proposed purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be requested thereon. Each Guarantor shall, within ten (10) days after receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing in the same form. Tenant's or any Guarantor's failure to deliver any such statement within such the prescribed time shall, at Landlord's option, constitute a Default (as defined below) under this Lease, and, in any event, shall be binding upon Tenant or such Guarantor (as applicable) that the Lease and such Guaranty are in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant or such Guarantor (as applicable) for execution.

16.	Assignment or Subletting.

16.1.            None of the following (each, a "Transfer"), either voluntarily or by operation of Applicable Laws, shall be directly or indirectly performed without Landlord's prior written consent: (a) Tenant selling, hypothecating, assigning, pledging, encumbering or otherwise transferring this Lease or subletting the Premises or (b) a controlling interest in Tenant being sold, assigned or otherwise transferred (other than as a result of shares in Tenant being sold on a public stock exchange, transferred to an Affiliate, or a Permitted Transfer as defined below). For purposes of the preceding sentence, "control" means (a) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person or (b) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person.

16.2.            In the event Tenant desires to effect a Transfer, then, at least thirty (30) but not more than ninety (90) days prior to the date when Tenant desires the Transfer to be effective (the "Transfer Date"), Tenant shall provide written notice to Landlord (the "Transfer Notice") containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the proposed Transfer Date; the most recent unconsolidated financial statements of Tenant and of the proposed transferee, assignee or sublessee ("Required Financials"); any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord's affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended from time to time.

16.3.            The following are conditions precedent to a Transfer or to Landlord considering a request by Tenant to a Transfer:

16.3.1.            Tenant shall remain fully liable under this Lease and each Guarantor shall continue to remain fully liable under such Guarantor's Guaranty, including with respect to the Term after the Transfer Date. Tenant agrees that it shall not be (and shall not be deemed to be) a guarantor or surety of this Lease, however, and waives its right to claim that it is a guarantor or surety or to raise in any legal proceeding any guarantor or surety defenses permitted by this Lease or by Applicable Laws;

16.3.2.            Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the value of Landlord's interest under this Lease shall not be diminished or reduced by the proposed Transfer. Such evidence shall include evidence respecting the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee;

16.3.3.            Tenant shall reimburse Landlord for Landlord's actual costs and expenses, including attorneys' fees, charges and disbursements incurred in connection with the review, processing and documentation of such request;

16.3.4.            If Tenant's transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant's reasonable costs in marketing and subleasing the Premises) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, after making deductions for any reasonable marketing expenses, tenant improvement funds expended by Tenant, alterations, cash concessions, brokerage commissions, attorneys' fees and free rent actually paid by Tenant. If such consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;

16.3.5.            The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

16.3.6.           Tenant shall not then be in Default hereunder in any respect;

16.3.7.            Such proposed transferee, assignee or sublessee's use of the Premises shall be the same as the Permitted Use;

16.3.8.            Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord's written consent to the same;

16.3.9.            Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;

16.3.10.          Landlord's consent (or waiver of its rights) for any Transfer shall not waive Landlord's right to consent or refuse consent to any later Transfer; and

16.3.11.          Tenant shall deliver to Landlord a list of Hazardous Materials (as defined below), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 8.

16.4.            Any Transfer that is not in compliance with the provisions of this Section or with respect to which Tenant does not fulfill its obligations pursuant to this Section shall be void and shall, at the option of Landlord, terminate this Lease.

16.5.            Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

16.6.            If Tenant delivers to Landlord a Transfer Notice indicating a desire to transfer this Lease to a proposed transferee, assignee or sublessee, then Landlord shall have the option, exercisable by giving notice to Tenant within ten (10) days after Landlord's receipt of such Transfer Notice, to terminate this Lease as of the date specified in the Transfer Notice as the Transfer Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof. If Landlord exercises such option, then Tenant shall have the right to withdraw such Transfer Notice by delivering to Landlord written notice of such election within five (5) days after Landlord's delivery of notice electing to exercise Landlord's option to terminate this Lease. In the event Tenant withdraws the Transfer Notice as provided in this Section, this Lease shall continue in full force and effect. No failure of Landlord to exercise its option to terminate this Lease shall be deemed to be Landlord's consent to a proposed Transfer.

16.7.            If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant's obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord's application) may collect such rent and apply it toward Tenant's obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.

16.8.            Permitted Transfers. Tenant may assign its entire interest under this Lease or sublease all or a portion of the Premises without the consent of Landlord to: (i) an affiliate, subsidiary or parent of Tenant; (ii) any entity into which that Tenant or an affiliated party may merge or consolidate; (iii) any entity that acquires all or substantially all of the assets of Tenant; each a “Permitted Transfer” and such transferee a “Permitted Transferee”, provided that (a) Tenant notifies Landlord at least twenty (20) days prior to the effective date of any such Permitted Transfer, (b) Tenant is not in default and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (c) such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to the Net Worth of the original Tenant on the day immediately preceding the effective date of such assignment or sublease and reasonably sufficient to comply with the obligations under this Lease, (d) no assignment or sublease relating to this Lease, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, and (e) the liability of such Permitted Transferee under either an assignment or sublease shall be joint and several with Tenant and each Guarantor. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. As used in this Section 16.8, (w) “parent” shall mean a company which owns a majority of Tenant’s voting equity; (x) “subsidiary” shall mean an entity wholly owned by Tenant or at least fifty-one percent (51%) of whose voting equity is owned by Tenant; (y) “affiliate” shall mean an entity controlled by, controlling or under common control with Tenant; and (z) “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity.

17.	Indemnification and Exculpation.

17.1.            Tenant agrees to indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims of any kind or nature, real or alleged, arising from (a) injury to or death of any person or damage to any property occurring within or about the Premises arising directly or indirectly out of the presence at or use or occupancy of the Premises or Project by a Tenant Party, (b) an act or omission on the part of any Tenant Party; (c) a breach or default by Tenant in the performance of any of its obligations hereunder or (d) injury to or death of persons or damage to or loss of any property, real or alleged, arising from the serving of any intoxicating substances at the Premises or Project, except to the extent any of the foregoing are directly caused by Landlord's or its agents’ gross negligence or willful misconduct. Tenant's obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers' compensation acts, disability benefit acts, employee benefit acts or similar legislation. Tenant's obligations under this Section shall survive the expiration or earlier termination of this Lease.

Landlord agrees to indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant) and hold Tenant and its agents, employees, affiliates and contractors harmless from and against any and all Claims of any kind or nature, real or alleged, arising from (a) the active negligence or the gross negligence or willful misconduct of Landlord or its agents, (b) a breach or default by Landlord in the performance of any of its obligations hereunder, except to the extent any of the foregoing are directly caused by Tenant's or its agents’ negligence or willful misconduct. Landlord's obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Landlord under workers' compensation acts, disability benefit acts, employee benefit acts or similar legislation. Landlord’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

17.2.            Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant for and Tenant assumes all risk of (a) damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), and (b) damage to personal property (in each case, regardless of whether such damages are foreseeable). Tenant further waives any claim for injury to Tenant's business or loss of income relating to any such damage or destruction of personal property as described in this Section. Notwithstanding anything in the foregoing or this Lease to the contrary, except as otherwise provided herein or as may be required by Applicable Laws, in no event shall Landlord be liable to Tenant for any consequential, special or indirect damages arising out of this Lease, including lost profits.

17.3.            Except as otherwise provided in this Lease, Landlord shall not be liable for any damages arising from any act, omission or neglect of any third party.

17.4.            The provisions of this Section shall survive the expiration or earlier termination of this Lease.

18.	Insurance; Waiver of Subrogation.

18.1.            Landlord shall maintain a policy or policies of insurance protecting Landlord against the following (all of which shall be payable by Tenant as Operating Expenses):

18.1.1.            Fire and other perils normally included within the classification of fire and extended coverage, together with insurance against vandalism and malicious mischief, to the extent of the full replacement cost of the Premises, including, at Landlord's option, earthquake and flood coverage, exclusive of trade fixtures, equipment and improvements insured by Tenant, with agreed value, full replacement and other endorsements which Landlord may elect to maintain;

18.1.2.            Thirty-six (36) months of rental loss insurance and to the extent of 100% of the gross rentals from the Premises;

18.1.3.           Comprehensive general liability insurance with a single limit of not less than $2,000,000 for bodily injury or death and property damage with respect to the Premises, a general aggregate not less than $2,000,000 for bodily injury or death and property damage with respect to the Premises, and not less than $4,000,000 of excess umbrella liability insurance; and

18.1.4.            At Landlord's sole option, environmental liability or environmental clean-up/remediation insurance in such amounts and with such deductibles and other provisions as Landlord may determine in its sole and absolute discretion.

18.2.            Tenant shall, at its own cost and expense, procure and maintain during the Term the following insurance for the benefit of Tenant and Landlord (as their interests may appear) with insurers financially acceptable and lawfully authorized to do business in the state where the Premises are located:

18.2.1.            Commercial General Liability insurance on a broad-based occurrence coverage form, with coverages including but not limited to bodily injury (including death), property damage (including loss of use resulting therefrom), premises/operations, personal & advertising injury, and contractual liability with limits of liability of not less than $2,000,000 for bodily injury and property damage per occurrence, $5,000,000 general aggregate, which limits may be met by use of excess and/or umbrella liability insurance provided that such coverage is at least as broad as the primary coverages required herein.

18.2.2.            Commercial Automobile Liability insurance covering liability arising from the use or operation of any auto, including those owned, hired or otherwise operated or used by or on behalf of the Tenant. The coverage shall be on a broad-based occurrence form with combined single limits of not less than $1,000,000 per accident for bodily injury and property damage.

18.2.3.            Commercial Property insurance covering property damage to the full replacement cost value and business interruption. Covered property shall include all tenant improvements in the Premises (to the extent not insured by Landlord) and Tenant's property including personal property, furniture, fixtures, machinery, equipment, stock, inventory and improvements and betterments, which may be owned by Tenant or Landlord and required to be insured hereunder, or which may be leased, rented, borrowed or in the care custody or control of Tenant, or Tenant's agents, employees or subcontractors. Such insurance, with respect only to all Alterations, Tenant Improvements or other work performed on the Premises by Tenant (collectively, "Tenant Work"), shall name Landlord and Landlord's current and future mortgagees as loss payees as their interests may appear, however this expressly excludes any personal property or inventory of Tenant including but not limited to those items listed on Exhibit B. Such insurance shall be written on an "all risk" of physical loss or damage basis including the perils of fire, extended coverage, electrical injury, mechanical breakdown, windstorm, vandalism, malicious mischief, sprinkler leakage, back-up of sewers or drains, and such other risks Landlord may from time to time designate, for the full replacement cost value of the covered items with an agreed amount endorsement. Business interruption coverage shall have limits sufficient to cover Tenant's lost profits and necessary continuing expenses, including rents due Landlord under the Lease. The minimum period of indemnity for business interruption coverage shall be twelve (12) months plus twelve (12) months' extended period of indemnity.

18.2.4.            Workers' Compensation insurance as is required by statute or law, or as may be available on a voluntary basis and Employers' Liability insurance with limits of not less than the following: each accident, Five Hundred Thousand Dollars ($500,000); disease, Five Hundred Thousand Dollars ($500,000); disease (each employee), Five Hundred Thousand Dollars ($500,000).

18.2.5.            Pollution Legal Liability insurance is required if Tenant stores, handles, generates or treats Hazardous Materials on or about the Premises (Landlord acknowledging that for purposes of this Section 18.2.5, cannabis shall not be deemed a Hazardous Material). Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the commencement date of this Lease, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate and for a period of two (2) years thereafter.

18.3.            During all construction by Tenant at the Premises, with respect to tenant improvements being constructed (including the Tenant Improvements and any Alterations), insurance required in Exhibit E-1 must be in place.

18.4.            The insurance required of Tenant by this Section shall be with companies at all times having a current rating of not less than A- and financial category rating of at least Class VII in "A.M. Best's Insurance Guide" current edition. Tenant shall obtain for Landlord from the insurance companies/broker or cause the insurance companies/broker to furnish certificates of insurance evidencing all coverages required herein to Landlord. Landlord reserves the right to require complete, certified copies of all required insurance policies including any endorsements. No such policy shall be cancelable or subject to reduction of coverage or cancellation except after twenty (20) days' prior written notice to Landlord from Tenant or its insurers (except in the event of non-payment of premium, in which case ten (10) days' written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant's required policies shall contain severability of interests clauses stating that, except with respect to limits of insurance, coverage shall apply separately to each insured or additional insured. Tenant shall, at least twenty-five (25) days prior to the expiration of such policies, make commercially reasonable efforts to furnish Landlord with renewal certificates of insurance or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure such insurance on Tenant's behalf and at its cost to be paid by Tenant as Additional Rent. Commercial General Liability, Commercial Automobile Liability, Umbrella Liability and Pollution Legal Liability insurance as required above shall name Landlord, IIP Operating Partnership, LP and Innovative Industrial Properties, Inc. and their respective officers, employees, agents, general partners, members, subsidiaries, affiliates and Lenders ("Landlord Parties") as additional insureds as respects liability arising from work or operations performed by or on behalf of Tenant, Tenant's use or occupancy of Premises, and ownership, maintenance or use of vehicles by or on behalf of Tenant.

18.5.            Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant's business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant's sole cost and expense, carry such insurance as Tenant desires for Tenant's protection with respect to personal property of Tenant or business interruption.

18.6.            Each of Landlord, Tenant and their respective insurers hereby waive any and all rights of recovery or subrogation against the Landlord Parties and Tenant Parties respectively with respect to any loss, damage, claims, suits or demands, howsoever caused, that are covered, or should have been covered, by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder. If necessary, each party agrees to endorse the required insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify the other for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers. Each party shall, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to its insurance carriers that the foregoing waiver of subrogation is contained in this Lease.

18.7.            Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord's lender, if any.

18.8.            Any costs incurred by Landlord pursuant to this Section shall be included as Operating Expenses payable by Tenant pursuant to this Lease.

18.9.            The provisions of this Section shall survive the expiration or earlier termination of this Lease.

19.	Subordination and Attornment.

19.1.            This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Premises or any portion thereof and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination.

19.2.            Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord. If any such mortgagee, beneficiary or landlord under a lease wherein Landlord is tenant (each, a "Mortgagee") so elects, however, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord's request. If Tenant fails to execute any document required from Tenant under this Section within ten (10) days after written request therefor, Tenant hereby constitutes and appoints Landlord or its special attorney-in-fact to execute and deliver any such document or documents in the name of Tenant. Such power is coupled with an interest and is irrevocable.

19.3.            Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments not materially altering the terms of this Lease, if required by a Mortgagee incident to the financing of the real property of which the Premises constitute a part.

19.4.            In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

20.	Defaults and Remedies.

20.1.            Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Base Rent or the Property Management Fee or any other recurring monthly payment of Rent due from Tenant is not received by Landlord within five (5) business days after the date such payment is due, then Tenant shall pay to Landlord (a) an additional sum of five percent (5%) of the overdue Rent as a late charge plus (b) interest at an annual rate (the "Default Rate") equal to the lesser of (a) fifteen percent (15%) and (b) the highest rate permitted by Applicable Laws. Furthermore, if any other payment of Rent due from Tenant is not received by Landlord within ten (10) days after Landlord has provided Tenant with written notice that such amount is overdue, then Tenant shall pay to Landlord (i) an additional sum of five percent (5%) of the overdue Rent as a late charge plus (ii) interest at the Default Rate. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent. Landlord's acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity.

20.2.            No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law.

20.3.            If Tenant fails to pay any sum of money required to be paid by it hereunder or perform any other act on its part to be performed hereunder, in each case within the applicable cure period (if any) described herein, then Landlord may (but shall not be obligated to), without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such act. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease. Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.

20.4.            The occurrence of any one or more of the following events shall constitute a "Default" hereunder by Tenant:

20.4.1.           Tenant abandons or vacates the Premises;

20.4.2.            Tenant fails to make any payment of Rent, as and when due, where such failure shall continue for a period of three (3) days after written notice thereof from Landlord to Tenant;

20.4.3.            Tenant fails to observe or perform any obligation or covenant contained herein, after the expiration of any applicable notice and cure periods;

20.4.4.            Tenant makes an assignment for the benefit of creditors, or a receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant's or any Guarantor's assets;

20.4.5.            Tenant or any Guarantor files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the "Bankruptcy Code") or an order for relief is entered against Tenant or any Guarantor (as applicable) pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

20.4.6.            Any involuntary petition is filed against Tenant or any Guarantor under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;

20.4.7.            A default exists under any Guaranty executed by a Guarantor in favor of Landlord, after the expiration of any applicable notice and cure periods;

20.4.8.            Tenant's interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action;

20.4.9.            A governmental authority seizes any part of the Property seeking forfeiture, whether or not a judicial forfeiture proceeding has commenced;

20.4.10.            A final, non-appealable judgment having the effect of establishing that Tenant's operation violates Landlord's contractual obligations (i) pursuant to any private covenants of record restricting Landlord's Building containing the Premises or (ii) of good faith and fair dealing to any third party, including other tenants of the Building containing the Premises or occupants or owners of any other building within the Project; or

20.4.11.            An event occurs that results in any insurance carrier that provides insurance coverage with respect to any aspect of the Project providing notice to the Landlord of its intent to cancel such insurance coverage, and Landlord, exercising commercially reasonable efforts, is not able to procure comparable replacement insurance coverage that is reasonably acceptable to Landlord prior to the actual cancellation date specified in the notice from the cancelling insurance carrier.

20.5.            Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

20.6.            In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have under Applicable Laws or this Lease, Landlord has the right to do any or all of the following:

20.6.1.            Halt any Tenant Improvements or Alterations and order Tenant's contractors to stop work;

20.6.2.            Terminate Tenant's right to possession of the Premises by written notice to Tenant or by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage; and

20.6.3.            Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant's default, including:

20.6.3.1.            The sum of: (i) the worth at the time of award (computed by allowing interest at the Default Rate) of any unpaid Rent that had accrued at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord's rental income from the Premises that Tenant proves to Landlord's reasonable satisfaction could have been reasonably avoided; plus; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord's rental income from the Premises that Tenant proves to Landlord's reasonable satisfaction could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment caused by Tenant's failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including the cost of restoring the Premises to the condition required under the terms of this Lease, including any rent payments not otherwise chargeable to Tenant (e.g., during any "free" rent period or rent holiday); plus (v) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws; or

20.6.3.2.            At Landlord's election, as minimum liquidated damages in addition to any (A) amounts paid or payable to Landlord pursuant to Section 20.6.3.1.(i) prior to such election and (B) costs of restoring the Premises to the condition required under the terms of this Lease, an amount (the "Election Amount") equal to either (Y) the positive difference (if any, and measured at the time of such termination) between (1) the then-present value of the total Rent and other benefits that would have accrued to Landlord under this Lease for the remainder of the Term if Tenant had fully complied with the Lease minus (2) the then-present cash rental value of the Premises as determined by Landlord for what would be the then-unexpired Term if the Lease remained in effect, computed using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point (the "Discount Rate") or (Z) twelve (12) months (or such lesser number of months as may then be remaining in the Term) of Base Rent and Additional Rent at the rate last payable by Tenant pursuant to this Lease, in either case as Landlord specifies in such election. Landlord and Tenant agree that the Election Amount represents a reasonable forecast of the minimum damages expected to occur in the event of a breach, taking into account the uncertainty, time and cost of determining elements relevant to actual damages, such as fair market rent, time and costs that may be required to re-lease the Premises, and other factors; and that the Election Amount is not a penalty.

20.7.            In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord may continue this Lease in effect after Tenant's Default or abandonment and recover Rent as it becomes due. In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant's right to possession of the Premises: Acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or the appointment of a receiver upon the initiative of Landlord to protect Landlord's interest under this Lease or in the Premises.

20.8.            Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.

20.9.            If Landlord does not elect to terminate this Lease as provided in this Section 20, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

20.10.            All of Landlord's rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Notwithstanding any provision of this Lease to the contrary, in no event shall Landlord be required to mitigate its damages with respect to any default by Tenant, except as required by Applicable Laws. Any such obligation imposed by Applicable Laws upon Landlord to relet the Premises after any termination of this Lease shall be subject to the reasonable requirements of Landlord to lease to high quality tenants on such terms as Landlord may from time to time deem appropriate in its discretion. Landlord shall not be obligated to relet the Premises to any party (i) unacceptable to a Lender, (ii) that requires Landlord to make improvements to or re-demise the Premises, (iii) that desires to change the Permitted Use, (iv) that desires to lease the Premises for more or less than the remaining Term or (v) to whom Landlord or an affiliate of Landlord may desire to lease other available space in the Project or at another property owned by Landlord or an affiliate of Landlord.

20.11.            To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant's default hereunder or otherwise.

20.12.            Landlord shall not be in default or liable for damages under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time. In no event shall Tenant have the right to terminate or cancel this Lease or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease.

20.13.            In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises or any portion thereof and to any landlord of any lease of land upon or within which the Premises are located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.

21.	Damage or Destruction.

21.1.            Tenant's Obligation to Rebuild. If the Premises are damaged or destroyed, Tenant shall immediately provide notice thereof to Landlord, and shall promptly thereafter deliver to Landlord Tenant's good faith estimate of the time it will take to repair and rebuild the Premises (the "Estimated Time For Repair"). Subject to the other provisions of this Section 21, Tenant shall promptly and diligently repair and rebuild the Premises in accordance with this Section 21 unless Landlord or Tenant terminates this Lease in accordance with Section 21.2.

21.2.            Termination.

21.2.1.	Landlord's Right to Terminate.

21.2.1.1.            Landlord shall have the right to terminate this Lease following damage to or destruction of all or a substantial portion of the Premises if any of the following occurs (each, a "Termination Condition"): (i) insurance proceeds, together with additional amounts Tenant agrees to contribute under this Section 21, are not confirmed to be available to Landlord, within 90 days following the date of damage, to pay 100% of the cost to fully repair the damaged Premises, excluding the deductible for which Tenant shall also be responsible for paying as an Operating Expense; (ii) based upon the Estimated Time For Repair, the Premises cannot, with reasonable diligence, be fully repaired by Tenant within eighteen (18) months after the date of the damage or destruction; (iii) the Premises cannot be safely repaired because of the presence of hazardous factors, including, but not limited to, earthquake faults, chemical waste and other similar dangers; (iv) subject to the terms and conditions of Section 21.2.1.1. hereof, all or a substantial portion of the Premises are destroyed or damaged during the last 24 months of the Term; or (v) Tenant is in Default at the time of such damage or destruction past any period of notice and cure as elsewhere provided in this Lease. For purposes of this Section 21.2, a "substantial portion" of the Premises shall be deemed to be damaged or destroyed if the Premises is rendered unsuitable for the continued use and occupancy of Tenant's business substantially in the same manner conducted prior to the event causing the damage or destruction.

21.2.1.2.            If all or a substantial portion of the Premises are destroyed or damaged within the last twenty-four (24) months of the initial Term, or within the last twenty-four (24) months of the first Extension Period under this Lease, and Landlord desires to terminate this Lease under Section 21.2.1.1. hereof, Landlord shall deliver a Termination Notice to Tenant pursuant to Section 21.2.3 below and Tenant shall have a period of thirty (30) days after receipt of the Termination Notice ("Tenant's Early Option Period") to exercise its option to extend the initial Term or the first Extension Period, as applicable, by providing Landlord with written notice of Tenant's exercise of its respective option prior to the expiration of Tenant's Early Option Period. If Tenant exercises its option rights under the immediately preceding sentence, the Termination Notice shall be deemed rescinded and Tenant shall proceed to repair and rebuild the Premises in accordance with the other provisions of this Section 21. If Tenant fails to deliver such written notice to Landlord prior to the end of Tenant's Early Option Period, then Tenant shall be deemed to have waived its option to extend the Term, and the last day of Tenant's Early Option Period shall be deemed to be the date of the occurrence of the Termination Condition under Section 21.2.1.1.

21.2.2.            Tenant's Right to Terminate. Tenant shall have the right to terminate this Lease following damage to or destruction of all or a substantial portion of the Premises if the Premises are destroyed or damaged during the last twenty-four (24) months of the Term or any Extension, which termination shall be deemed to constitute a Termination Condition.

21.2.3.            Exercise of Termination Right. If a party elects to terminate this Lease and has the right to so terminate, such party will give the other party written notice of its election to terminate ("Termination Notice") within thirty (30) days after the occurrence of the applicable Termination Condition, and this Lease will terminate fifteen (15) days after the receiving party's receipt of such Termination Notice, except in the case of a termination by Landlord under Section 21.2.1.1., in which case this Lease will terminate fifteen (15) days after expiration of the Tenant Early Option Period if Tenant timely fails to exercise timely Tenant's option to extend the Term. If this Lease is terminated pursuant to Section 21.2, Landlord shall, subject to the rights of its lender(s), be entitled to receive and retain all the insurance proceeds resulting from such damage, including rental loss insurance, except for those proceeds payable under policies obtained by Tenant which specifically insure Tenant's personal property, trade fixtures and machinery and Tenant is expressly allowed to retrieve and retain its personal property and inventory including, without limitation those items set forth on Exhibit B.

21.3.            Tenant's Obligation to Repair. If Tenant is required to repair or rebuild any damage or destruction of the Premises under Section 21.1, then Tenant shall (a) submit its plans to repair such damage and reconstruct the Premises to Landlord for review and approval, which approval shall not be unreasonably withheld; (b) diligently repair and rebuild the Premises in the same or better condition and with the same or better quality of materials as the condition of the Premises as of the Commencement Date, and in a manner that is consistent with the plans and specifications approved by Landlord; (c) obtain all permits and governmental approvals necessary to repair or reconstruct the Premises (which permits shall not contain any conditions that are materially more restrictive than the permits in existence on the date hereof); (d) cause all work to be performed only by qualified contractors that are reasonably approved by Landlord; (e) allow Landlord and its consultants and agents to enter the Premises at all reasonable times to inspect the Premises and Tenant's ongoing work and cooperate reasonably in good faith with their effort to ensure that the work is proceeding in a manner that is consistent with this Lease; (f) comply with all applicable laws and permits in connection with the performance of such work; (g) timely pay all of its consultants, suppliers and other contractors in connection with the performance of such work; (h) notify Landlord if Tenant receives any notice of any default or any violation of any applicable law or any permit or similar notice in connection with such work; (i) deliver as-built plans for the Premises within thirty (30) days after the completion of such repair and restoration; (j) ensure that Landlord has fee simple title to the Premises during such work without any claim by any contractor or other party; (k) maintain such insurance as Landlord may reasonably require (including insurance in the nature of builders' risk insurance) and (l) comply with such other conditions as Landlord may reasonably require. In addition, Tenant shall, at its expense, replace or fully repair all of Tenant's personal property and any alterations installed by Tenant existing at the time of such damage or destruction. To the fullest extent permitted by law, Tenant shall indemnify, protect, defend and hold Landlord (and its employees and agents) harmless from and against any and all claims, costs, expenses, suits, judgments, actions, investigations, proceedings and liabilities arising out of or in connection with Tenant's obligations under this Section 21, including, without limitation, any acts, omissions or negligence in the making or performance of any such repairs or replacements. In the event Tenant does not repair and rebuild the Premises pursuant to this Section 21, Tenant shall be in breach, and Landlord shall have the right to retain all casualty insurance proceeds and condemnation proceeds.

21.4.            Application of Insurance Proceeds for Repair and Rebuilding. Landlord shall cause the insurance proceeds (the "Insurance Proceeds") on account of such damage or destruction to be held by Landlord and disbursed as follows:

21.4.1.            Minor Restorations. If (i) the estimated cost of restoration is less than One Million Dollars ($1,000,000.00), (ii) prior to commencement of restoration, no Default or event which, with the passage of time, would give rise to a Default shall exist and no mechanics' or materialmen's liens shall have been filed and remain undischarged, (iii) the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord (which approval shall not be unreasonably withheld or delayed), (iv) Landlord shall be provided with reasonable assurance against mechanics' liens, accrued or incurred, as Landlord or its lenders may reasonably require and such other documents and instruments as Landlord or its lenders may reasonably require, and (v) Tenant shall have procured acceptable performance and payment bonds reasonably acceptable to Landlord in an amount and form, and from a surety, reasonably acceptable to Landlord, and naming Landlord as an additional obligee; then Landlord shall make available that portion of the Insurance Proceeds to Tenant for application to pay the costs of restoration incurred by Tenant and Tenant shall promptly complete such restoration.

21.4.2.            Other Than Minor Restorations. If the estimated cost of restoration is equal to or exceeds One Million Dollars ($1,000,000), and if Tenant provides evidence satisfactory to Landlord that sufficient funds are available to restore the Premises, Landlord shall make disbursements from the available Insurance Proceeds from time to time in an amount not exceeding the cost of the work completed since the date covered by the last disbursement, upon receipt of (a) satisfactory evidence, including architect's certificates, of the stage of completion, of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (b) reasonable assurance against mechanics' or materialmen's liens, accrued or incurred, as Landlord or its lenders may reasonably require, (c) contractors' and subcontractors' sworn statements, (d) a satisfactory bring-to-date of title insurance, (e) performance and payment bonds reasonably acceptable to Landlord in an amount and form, and from a surety, reasonably acceptable to Landlord, and naming Landlord as an additional obligee, (f) such other documents and instruments as Landlord or its lenders may reasonably require, and (g) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' lien claims.

21.4.3.            Requests for Disbursements. Requests for disbursement shall be made no more frequently than monthly and shall be accompanied by a certificate of Tenant describing in detail the work for which payment is requested, stating the cost incurred in connection therewith and stating that Tenant has not previously received payment for such work; the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work has been completed and complies with the applicable requirements of this Lease. Landlord may retain 10% of each requisition until the restoration is fully completed. In addition, Landlord may withhold from amounts otherwise to be paid to Tenant, any amount that is necessary in Landlord's reasonable judgment to protect Landlord from any potential loss due to work that is improperly performed or claims by Tenant's contractors and consultants.

21.4.4.            Costs in Excess of Insurance Proceeds. In addition, prior to commencement of restoration and at any time during restoration, if the estimated cost of restoration, as determined by the evaluation of an independent engineer acceptable to Landlord and Tenant, exceeds the amount of the Insurance Proceeds, Tenant will provide evidence satisfactory to Landlord that the amount of such excess will be available to restore the Premises. Any Insurance Proceeds remaining upon completion of restoration shall be refunded to Tenant up to the amount of Tenant's payments pursuant to the immediately preceding sentence. If no such refund is required, any sum of Insurance Proceeds remaining upon completion of restoration shall be paid to Landlord. In the event Landlord and Tenant cannot agree on an independent engineer, an independent engineer designated by Tenant and an independent engineer designated by Landlord shall within five (5) business days select an independent engineer licensed to practice in California who shall resolve such dispute within ten (10) business days after being retained by Landlord. All fees, costs and expenses of such third engineer so selected shall be shared equally by Landlord and Tenant.

21.5.            Abatement of Rent. In the event of repair, reconstruction and restoration as provided in this Section, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant's use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair, reconstruction and restoration that, in Tenant's reasonable opinion, is suitable for the temporary conduct of Tenant's business; provided, however, that the amount of such abatement shall be reduced by the amount of Rent that is received by Tenant as part of the business interruption or loss of rental income with respect to the Premises from the proceeds of business interruption or loss of rental income insurance. Tenant shall not otherwise be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant's personal property or any inconvenience occasioned by such damage, repair or restoration.

21.6.            Replacement Cost. The determination in good faith by Landlord of the estimated cost of repair of any damage, of the replacement cost, or of the time period required for repair shall be conclusive for purposes of this Section 21.

21.7.            This Section 21 sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of any Applicable Laws (and any successor statutes) permitting the parties to terminate this Lease as a result of any damage or destruction.

22.	Eminent Domain.

22.1.            In the event (a) the whole of the Premises or (b) such part thereof as shall substantially interfere with Tenant's use and occupancy of the Premises for the Permitted Use shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to such authority, except with regard to (y) items occurring prior to the taking and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

22.2.            In the event of a partial taking of the Premises for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sole to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease (except with regard to (a) items occurring prior to the taking and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof) as of such taking if such taking is, in Landlord’s sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting space for the Permitted Use.

22.3.            Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant's personal property that was installed at Tenant's expense and including, but not limited to, those items listed on Exhibit B and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord unless such taking is temporary and the Lease is not terminated in which case the entirety of the award remains with Tenant, net of any costs incurred by Landlord to restore the Premises pursuant to Section 22.4 or to obtain such award, for which Landlord shall be entitled to be reimbursed prior to remitting the balance of such award to Tenant.

22.4.            If, upon any taking of the nature described in this Section, this Lease continues in effect, then Landlord shall promptly proceed to restore the Premises to substantially their same condition prior to such partial taking. To the extent such restoration is infeasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant.

22.5.            This Section 22 sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of any Applicable Laws (and any successor statutes) permitting the parties to terminate this Lease as a result of any damage or destruction.

23.            Surrender. At least thirty (30) days prior to Tenant's surrender of possession of any part of the Premises, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises ("Exit Survey") prepared by an independent third party state-certified professional with appropriate expertise, which Exit Survey must be reasonably acceptable to Landlord. In addition, at least ten (10) days prior to Tenant's surrender of possession of any part of the Premises, Tenant shall (a) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises, and (b) conduct a site inspection with Landlord. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and comply with any recommendations set forth in the Exit Survey. Tenant's obligations under this Section shall survive the expiration or earlier termination of the Lease. The provisions of this Section 23 shall survive the termination or expiration of this Lease, and no surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

24.            Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant's obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion: (i) those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of "adequate assurance," even if this Lease does not concern a facility described in such Applicable Laws; (ii) a prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease; (iii) a cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or (iv) the assumption or assignment of all of Tenant's interest and obligations under this Lease.

25.            Brokers. Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease and that it knows of no real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Tenant agrees to indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from any and all cost or liability for compensation claimed by any broker or agent employed or engaged by Tenant or claiming to have been employed or engaged by Tenant. The provisions of this Section 25 shall survive the expiration or termination of this Lease.

27.            Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term "Landlord," as used in this Lease, shall refer only to Landlord or Landlord's then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord's interest in this Lease or in Landlord's fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord's in this Lease or in Landlord's fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant's consent.

28.            Limitation of Landlord's Liability. If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Premises, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord's right, title or interest in the Premises. Neither Landlord nor any of its affiliates, nor any of their respective partners, shareholders, directors, officers, employees, members or agents shall be personally liable for Landlord's obligations or any deficiency under this Lease. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be sued or named as a party in any suit or action. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates. Each of the covenants and agreements of this Section 28 shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

29.            Control by Landlord. Landlord reserves full control over the Premises to the extent not inconsistent with Tenant's enjoyment of the same as provided by this Lease; provided, however, that such rights shall be exercised in a way that does not adversely affect Tenant's beneficial use and occupancy of the Premises, including the Permitted Use and Tenant's access to the Premises. Tenant shall, at Landlord's request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for Tenant or that deprives Tenant of the quiet enjoyment and use of the Premises as provided for in this Lease. Landlord may, upon twenty-four (24) hours' prior notice (which may be oral or by email to the office manager or other Tenant-designated individual at the Premises; but provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises to (v) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (w) supply any service Landlord is required to provide hereunder, (x) post notices of nonresponsibility and (y) show the Premises to prospective tenants during the final year of the Term and current and prospective purchasers and lenders at any time (in all situations provided that Landlord's personnel are accompanied by Tenants' authorized personnel in sensitive areas of the Premises). In no event shall Tenant's Rent abate as a result of Landlord's activities pursuant to this Section 29; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.

30.            Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then (i) each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant, and such terms, covenants, conditions, provisions and agreements shall be binding with the same force and effect upon each and all of the persons executing this Lease as Tenant; and (ii) the term "Tenant," as used in this Lease, shall mean and include each of them, jointly and severally. The act of, notice from/to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

31.            Representations. Each of Tenant and Landlord guarantees, warrants and represents that (a) such party is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) such party is duly qualified to do business in the state in which the Property is located, (c) such party has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform its obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of such party is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which such party is constituted or to which such party is a party. In addition, Tenant guarantees, warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to the best of its knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

32.            Confidentiality. Tenant shall keep the terms and conditions of this Lease confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document (including subleases, assignments, work letters, construction contracts, letters of credit, subordination agreements, non- disturbance agreements, brokerage agreements or estoppels) or (b) provide to any third party an original or copy of this Lease (or any Lease-related document). Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances: (x) if required by Applicable Laws or in any judicial proceeding; provided that the releasing party has given the other party reasonable notice of such requirement, if feasible, (y) to a party's attorneys, investors, accountants, brokers and other bona fide consultants or advisers; provided such third parties agree to be bound by this Section or (z) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this Section.

33.            Notices. Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) facsimile or email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in Subsection 33(a) or (b). Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with Subsection 33(a); (y) one (1) business day after deposit with a reputable international overnight delivery service, if given if given in accordance with Subsection 33(b); or (z) upon transmission, if given in accordance with Subsection 33(c). Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Section 2. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

34.            Guaranties. In the event that any entity affiliated with Tenant is formed after the Execution Date which entity conducts business in the cannabis industry in the state of Minnesota, the state of New York or the state of Pennsylvania (each, a “New Guarantor”), Tenant shall promptly cause such New Guarantor to execute a Guaranty in the form attached hereto as Exhibit D and deliver such executed Guaranty to Landlord. Any failure by Tenant to provide such Guaranty within thirty (30) days following the formation of such New Guarantor shall be deemed a material default under this Lease. The obligations of each Guarantor shall be joint and several and Tenant shall cause each Guarantor to execute and deliver such further documentation as may be reasonably required to confirm such Guarantor’s full and unconditional guaranty of Tenant’s obligations under this Lease.

35.	Miscellaneous.

35.1.            To induce Landlord to enter into this Lease, Tenant agrees that it shall, within one-hundred and twenty (120) days after the end of Tenant's financial year, furnish Landlord with a certified copy of Tenant's audited year-end unconsolidated financial statements for the previous year and shall cause Guarantor to furnish Landlord (within one-hundred and fifty days from the end of Guarantor’s financial year) with a certified copy of Guarantor's audited year-end unconsolidated financial statements for the previous year. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects and that all financial statements, records and information furnished by Guarantor to Landlord in connection with this Lease are true, correct and complete in all respects. If audited financials are not otherwise prepared, unaudited financials complying with generally accepted accounting principles and certified by the chief financial officer of Tenant or Guarantor (as applicable) as true, correct and complete in all respects shall suffice for purposes of this Section. The provisions of this Section shall not apply at any time while Tenant or Guarantor (as applicable) is a corporation whose shares are traded on any nationally recognized stock exchange.

35.2.            The terms of this Lease are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included herein, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.

35.3.           Neither party shall record this Lease.

35.4.            Landlord and Tenant have each participated in the drafting and negotiation of this Lease, and the language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

35.5.            Except as otherwise expressly set forth in this Lease, each party shall pay its own costs and expenses incurred in connection with this Lease and such party's performance under this Lease; provided that, if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Lease, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys' fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).

35.6.            Time is of the essence with respect to the performance of every provision of this Lease.

35.7.            Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

35.8.            Notwithstanding anything to the contrary contained in this Lease, Tenant's obligations under this Lease are independent and shall not be conditioned upon performance by Landlord.

35.9.            Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary.

35.10.            Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

35.11.            Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors and assigns. This Lease is for the sole benefit of the parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns, and nothing in this Lease shall give or be construed to give any other person or entity any legal or equitable rights. Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.

35.12.          This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state's conflict of law principles.

35.13.            Landlord covenants that Tenant, upon paying the Rent and performing its obligations contained in this Lease, may peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of Applicable Laws and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other quiet enjoyment covenant, either express or implied.

35.14.            Each of Tenant and Landlord guarantees, warrants and represents to the other party that the individual or individuals signing this Lease have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

35.15.            This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

35.16.            No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.

35.17.            No waiver of any term, covenant or condition of this Lease shall be binding upon Landlord unless executed in writing by Landlord. The waiver by Landlord of any breach or default of any term, covenant or condition contained in this Lease shall not be deemed to be a waiver of any preceding or subsequent breach or default of such term, covenant or condition or any other term, covenant or condition of this Lease.

35.18.            To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant's use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

[The remainder of this page is intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease on the day and year first above written.

LANDLORD:

IIP-PA I LLC,
a Delaware limited liability company

By:	/s/ Catherine Hastings
Name:	Catherine Hastings
Title:	Chief Financial Officer, Chief Accounting Officer and Treasurer

TENANT:

PENNSYLVANIA MEDICAL SOLUTIONS, LLC,
a Pennsylvania limited liability company

By:	/s/ Amber Shimpa
Name:	Amber Shimpa
Title:	CFO

EXHIBIT A

PREMISES

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). Jushi Holdings Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

EXHIBIT B

TENANT'S PERSONAL PROPERTY

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). Jushi Holdings Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

EXHIBIT C

FORM OF TENANT ESTOPPEL CERTIFICATE

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). Jushi Holdings Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

EXHIBIT D

FORM OF

GUARANTY OF LEASE

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). Jushi Holdings Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

EXHIBIT E

WORK LETTER

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). Jushi Holdings Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

EXHIBIT E-1

TENANT WORK INSURANCE SCHEDULE

Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). Jushi Holdings Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.